Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-139691) of our report dated June 25, 2007, relating to the financial statements and supplemental schedule of the New Penn Motor Express, Inc. 401(k) Retirement Plan as of December 31, 2006 and 2005, and for the years then ended included in this Annual Report on Form 11-K. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2006, or performed any audit procedures subsequent to the date of our report.

/s/ Mayer Hoffman McCann P.C.

Leawood, Kansas

June 25, 2007